FIRST AMENDMENT TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
THIS FIRST AMENDMENT dated as of the 19th day of August, 2026, to the
Investment Sub-Advisory Agreement, dated as of August 21, 2024, as amended (the
“Agreement”), is entered into by and among between Kensington Asset Management, LLC, a
Texas limited liability company (the “Adviser”), Liquid Strategies, LLC, a Delaware limited liability company (the “Sub-Adviser”), and Managed Portfolio Series, a Delaware statutory trust
(the “Trust”), on behalf of its series listed in Schedule A (the “Funds”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and
WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.
NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto, to add the Kensington Premium Opportunities ETF (the “Fund”),
effective upon the launch date of the Fund.
Except to the extent amended hereby, the Agreement shall remain in full force and effect
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.
KENSINGTON ASSET MANAGEMENT, LLC

By:	/s/ William Bower
William Bower
Managing Director
LIQUID STRATEGIES, LLC

By:	/s/ Adam Stewart
Adam Stewart
Partner
MANAGED PORTFOLIO SERIES:

By:	/s/ Brian Wiedmeyer
Brian R. Wiedmeyer
President and Principal Executive Officer
SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Allocated Assets
Kensington Hedged Premium Income ETF	0.30%
Kensington Premium Opportunities ETF	0.25%